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Exhibit 99.2

Yahoo! and HotJobs Announce Completion of Merger

HotJobs Becomes a Wholly-Owned Subsidiary of Yahoo!

SUNNYVALE, Calif. and NEW YORK—Feb. 13, 2002—Yahoo! Inc. (Nasdaq: YHOO), a leading global Internet communications, commerce, and media company and HotJobs.com, Ltd., a leading recruitment solutions company whose services include the HotJobs.com consumer job board, today announced that Yahoo!'s acquisition of HotJobs has been finalized.

The acquisition was finalized under the terms of the Agreement and Plan of Merger, dated as of December 27, 2001, among Yahoo!, HJ Acquisition Corp., a wholly-owned subsidiary of Yahoo!, and HotJobs. HotJobs has merged with and into HJ Acquisition Corp., resulting in HotJobs becoming a wholly-owned subsidiary of Yahoo!.

"Yahoo!'s acquisition of HotJobs is consistent with our business strategy to build a diversified global business and provide deeper, more valuable solutions for our consumers and business partners," said Terry Semel, chairman and CEO, Yahoo! Inc.

"We believe that this acquisition is good news for our shareholders, customers, employees, and the industry in general," said Semel. "By combining the strengths of both Yahoo! and HotJobs, we believe we will become an extremely valuable source for employers, recruiters, and job seekers in a segment that is poised to grow substantially over the next several years."

HotJobs will become a part of Yahoo!'s listings business unit, one of Yahoo!'s six recently defined business units, and is expected to principally drive additional revenue for Yahoo! through listings fees from employers and recruiters and subscription fees for access to HotJobs' database of resumes.

"The combination of the number one global Internet destination with one of the leading career sites will create a powerful new force in the online segment of the recruitment marketplace," said Dimitri Boylan, president and CEO, HotJobs. "The talented people at HotJobs and Yahoo! built two of the world's leading sites separately. Imagine what we can do together."

As a result of the statutory merger completed Tuesday, February 12, 2002, each outstanding share of HotJobs common stock (other than shares for which appraisal is sought under applicable provisions of Delaware law) that was not validly tendered and accepted for exchange in connection with Yahoo!'s exchange offer for HotJobs common stock at $5.25 in cash plus 0.3045 of a share of Yahoo! common stock, will be converted into the right to receive the same consideration of $5.25 in cash plus 0.3045 of a share of Yahoo! common stock, upon presentation to EquiServe Trust Company, N.A., the Depositary for the exchange offer and Exchange Agent for the statutory merger, of appropriate documentation by the holder of any such HotJobs shares. Within the next few days, EquiServe Trust Company, N.A. will mail to HotJobs stockholders materials to be used for such conversion. HotJobs stockholders are urged to read these materials in full, as these materials contain important information regarding their rights and the merger.

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About Yahoo!

Yahoo! Inc. is a leading global Internet communications, commerce and media company that offers a comprehensive branded network of services to more than 219 million individuals each month worldwide. As the first online navigational guide to the Web, www.yahoo.com is the leading guide in terms of traffic, advertising, household and business user reach. Yahoo! is the No. 1 Internet brand globally and reaches the largest audience worldwide. Through Yahoo! Enterprise Solutions, the company also provides online business and enterprise services designed to enhance the productivity and Web presence of Yahoo!'s clients. The company's global Web network includes 24 World properties. Headquartered in Sunnyvale, Calif., Yahoo! has offices in Europe, Asia, Latin America, Australia, Canada and the United States.

About HotJobs

HotJobs.com, Ltd. is a leading recruiting solutions and software company. The company's flagship job site, HotJobs.com (http://www.hotjobs.com), is one of the leading career domains according to independent research by Jupiter Media Metrix, and was voted the "Best General Purpose Job Board for Job Seekers" in a survey of job seekers conducted by WEDDLE's. In addition to its popular consumer job board, HotJobs provides employers with progressive recruiting solutions such as its Resumix® and Softshoe® hiring management software, Agency Desktop and Diversity Marketing Solutions. The company recently ranked #14 in Bloomberg Personal Finance Magazine's coveted "Tech 100" list.

This press release includes "safe harbor" language pursuant to the Private Securities Litigation Reform Act of 1995, as amended, indicating that certain statements about the Company's business contained in the press releases are "forward-looking" rather than "historic." The press releases contain forward-looking statements that involve risks and uncertainties concerning Yahoo!'s expected financial performance (as described without limitation in quotations from management in the press release), as well as Yahoo!'s strategic and operational plans. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. More information about potential factors that could affect the Company's business and financial results is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and the Quarterly Reports on Form 10-Q for the three, six and nine-month periods ended September 30, 2001 which are on file with the Securities and Exchange Commission and available at the Securities and Exchange Commission's website (http://www.sec.gov).

Yahoo! and the Yahoo! logo are registered trademarks of Yahoo! Inc.
All other names are trademarks and/or registered trademarks of their respective owners.

Media Contact for Yahoo!:
Joanna Stevens, (408) 349 7855, joanna@yahoo-inc.com

Investor Contact for Yahoo!:
Cathy La Rocca, (408) 349 5188, cathy@yahoo-inc.com

HotJobs.com, Ltd.
Julie Shermak, (212) 699 5375

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  Exhibit 99.2